Exhibit 99.1
NEWS RELEASE
CONTACT: Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810
LITTELFUSE REPORTS SECOND QUARTER RESULTS
          CHICAGO, August 5, 2010 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the second quarter of 2010.
Second Quarter Highlights
•	Sales for the second quarter of 2010 were $157.5 million, a 55% increase compared to the second quarter of 2009 and a 9% increase from the first quarter of 2010.
O	Electronics sales increased 68% year over year and 17% sequentially due to continued strength across all geographies and end markets.

O	Automotive sales increased 38% year over year due to strong growth in all regions. As expected, sales declined 8% sequentially due to pipeline fill for programs in China in the first quarter of 2010, a 3% reduction in global car production and decline in the value of the euro.

O	Electrical sales increased 31% year over year due to continued strong growth for protection relays and steady improvement in power fuse demand. Electrical sales increased 4% sequentially due to seasonal increases in power fuse volume.
•	Operating margin for the second quarter of 2010 improved to 17.5% compared to 15.0% in the first quarter of 2010 due to operating leverage on higher sales and the beginning of savings from the last phase of manufacturing transfers.

•	Diluted earnings per share for the second quarter of 2010 were $0.90 compared to a loss of $0.12 per diluted share for the second quarter of 2009. The large improvement in earnings compared to the prior year was due to significantly higher sales and a much-improved cost structure as well as one-time charges in the prior-year quarter.
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•	Cash provided by operating activities increased to $19.2 million in the second quarter of 2010, compared to $6.9 million in the first quarter of 2010. Accounts receivable days sales outstanding were 62 compared to 59 in the first quarter of 2010. Inventory turns increased to 6.5 from 6.4 in the first quarter of 2010.

•	The book-to-bill ratio for electronics for the second quarter of 2010 was 1.1.
          “We are pleased with our performance for the first half of 2010,” said Gordon Hunter, Chief Executive Officer. “We are having success with key organic growth initiatives; we have ramped up production to meet increased demand and maintain competitive lead times; and we remain on track with our manufacturing transfers which are delivering savings on or ahead of schedule. This crisp execution has enabled us to overachieve our 15% operating margin target in the second quarter with significant cost savings yet to come over the next three quarters.”
Outlook
•	Sales for the third quarter of 2010 are expected to be in the range of $156 to $164 million, which represents over 50% growth year over year.

•	The Taiwan factory has mostly recovered from the recent fire, but the guidance assumes that fire-related production constraints will have up to a $2 million negative impact on sales in the third quarter.

•	Earnings for the third quarter of 2010 are expected to be in the range of $0.92 to $1.04 per diluted share reflecting additional transfer-related savings in the third quarter.

•	Capital spending for 2010 is expected to be approximately $20 million. Cash from operating activities is expected to continue to improve over the next two quarters.
     “Even as growth begins to slow in the next few quarters, we are confident that our new cost structure will enable us to continue to deliver superior financial results,” said Hunter.
Conference Call Webcast Information
     Littelfuse will host a conference call today, Thursday, August 5, 2010 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the second quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least
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15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through September 30, 2010 and can be accessed through the Web site listed above.
About Littelfuse
          Littelfuse is the worldwide leader in circuit protection, offering the industry’s broadest and deepest portfolio of circuit protection products and solutions. Backed by industry-leading technical support, design and manufacturing expertise Littelfuse products are vital components in virtually every product that uses electrical energy, including portable and consumer electronics, automobiles, industrial equipment and telecom/datacom circuits. In addition to its Chicago, Illinois, world headquarters, Littelfuse has over 20 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia. Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); Protection Relays; PulseGuard® ESD Suppressors; SIDACtor® Devices; Silicon Protection Arrays™(SPAs); Switching Thyristors; TVS Diodes and Varistors.
          For more information, please visit Littelfuse’s Web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended January 2, 2010. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K/A for the year ended January 2, 2010.
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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(In millions of USD, unaudited)

	Second Quarter			Year-to-Date
	2010	2009	% Change	2010	2009	% Change
Business Unit
Electronics	$103.6	$61.5	68%	$192.3	$112.8	70%
Automotive	32.1	23.2	38%	66.8	41.6	61%
Electrical	21.8	16.7	31%	42.8	31.4	36%

Total	$157.5	$101.4	55%	$301.9	$185.8	62%

	Second Quarter			Year-to-Date
	2010	2009	% Change	2010	2009	% Change
Geography
Americas	$58.0	$36.9	57%	$111.3	$73.7	51%
Europe	29.2	19.7	48%	59.0	37.3	58%
Asia-Pacific	70.3	44.8	57%	131.6	74.8	76%

Total	$157.5	$101.4	55%	$301.9	$185.8	62%

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LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD)

	July 3, 2010	January 2, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$87,682	$70,354
Accounts receivable, less allowances	107,128	79,521
Inventories	60,675	52,567
Deferred income taxes	12,960	13,804
Prepaid expenses and other current assets	16,462	18,196
Assets held for sale	7,290	7,343

Total current assets	292,197	241,785
Property, plant and equipment:
Land	5,756	7,808
Buildings	51,224	56,916
Equipment	273,733	280,928

	330,713	345,652
Accumulated depreciation	(206,967)	(207,500)

Net property, plant and equipment	123,746	138,152
Intangible assets, net of amortization:
Patents, licenses and software	11,581	12,451
Distribution network	9,355	10,837
Customer lists, trademarks and tradenames	12,761	13,363
Goodwill	92,665	94,986

	126,362	131,637
Investments	12,341	11,742
Deferred income taxes	10,002	8,460
Other assets	1,380	1,351

Total Assets	$566,028	$533,127

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,480	$23,646
Accrued payroll	17,226	13,291
Accrued expenses	9,198	8,561
Accrued severance	5,209	11,418
Accrued income taxes	14,846	4,525
Current portion of long-term debt	9,888	14,183

Total current liabilities	84,847	75,624

Long-term debt, less current portion	45,000	49,000
Accrued severance	434	421
Accrued post-retirement benefits	10,702	18,271
Other long-term liabilities	10,838	11,212
Total equity	414,207	378,599

Total liabilities and equity	$566,028	$533,127

Common shares issued and outstanding of 22,060,905 and 21,792,241, at July 3, 2010, and January 2, 2010, respectively.
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LITTELFUSE, INC.
Consolidated Statements of Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
Net sales	$157,508	$101,396	$301,910	$185,799

Cost of sales	98,125	75,982	189,247	142,111

Gross profit	59,383	25,414	112,663	43,688

Selling, general and administrative expenses	26,208	22,946	52,655	45,288
Research and development expenses	4,403	4,712	8,353	9,533
Amortization of intangibles	1,265	1,212	2,505	2,423

	31,876	28,870	63,513	57,244

Operating income (loss)	27,507	(3,456)	49,150	(13,556)

Interest expense	356	637	783	1,307
Other (income) expense, net	(1,409)	(237)	(1,299)	(1,116)

Income (loss) before income taxes	28,560	(3,856)	49,666	(13,747)
Income taxes	8,282	(1,272)	13,919	(3,379)

Net income (loss)	$20,278	$(2,584)	$35,747	$(10,368)

Income (loss) per share:
Basic	$0.91	$(0.12)	$1.61	$(0.48)

Diluted	$0.90	$(0.12)	$1.59	$(0.48)

Weighted average shares and equivalent shares outstanding:
Basic	22,019	21,728	21,933	21,724

Diluted	22,397	21,728	22,301	21,724

Diluted Income (Loss) Per Share
Net income (loss) as reported	$20,278	$(2,584)	$35,747	$(10,368)
Less: income allocated to participating securities	(206)	15	(365)	62

Net income (loss) available to common shareholders	$20,072	$(2,569)	$35,382	$(10,306)

Weighted average shares adjusted for dilutive securities	22,397	21,728	22,301	21,724

Diluted income (loss) per share	$0.90	$(0.12)	$1.59	$(0.48)

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LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Six Months Ended
	July 3, 2010	June 27, 2009
OPERATING ACTIVITIES:
Net income (loss)	$35,747	$(10,368)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	14,398	15,592
Amortization of intangibles	2,505	2,423
Stock-based compensation	2,780	2,647
Excess tax benefit on stock-based compensation	(688)	—
(Gain) loss on sale of property, plant and equipment	(323)	510
Changes in operating assets and liabilities:
Accounts receivable	(30,785)	(5,878)
Inventories	(9,180)	11,508
Accounts payable	4,936	(1,646)
Accrued expenses (including post-retirement)	(5,354)	(4,908)
Accrued payroll and severance	(1,715)	(4,685)
Accrued taxes	11,439	(7,913)
Prepaid expenses and other	2,376	(1,489)

Net cash provided by (used in) operating activities	26,136	(4,207)

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(7,155)	(11,399)
Purchase of business, net of cash acquired	—	(920)
Proceeds from sale of assets	4,714	71

Net cash used in investing activities	(2,441)	(12,248)

FINANCING ACTIVITIES:
Proceeds from debt	6,845	11,621
Payments of debt	(15,206)	(18,000)
Proceeds from exercise of stock options	7,482	183
Excess tax benefit on stock-based compensation	688	—

Net cash used in financing activities	(191)	(6,196)

Effect of exchange rate changes on cash and cash equivalents	(6,176)	46

Increase (decrease) in cash and cash equivalents	17,328	(22,605)
Cash and cash equivalents at beginning of period	70,354	70,937

Cash and cash equivalents at end of period	$87,682	$48,332

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